EXHIBIT 16.1

actcpas.com 101 Washington Street East P.O. Box 2629 Charleston, WV 25329 304.346.0441 office│ 304.346.8333 fax 800.642.3601

November 9, 2016

To the Board of Directors
Summit Financial Group, Inc.
300 North Main Street
Moorefield, West Virginia 26836

Ladies and Gentleman:

Summit Financial Group, Inc., has recently hired as its Chief Audit Executive responsible for internal audit an individual previously employed by our firm that materially participated in the integrated audit of Summit Financial Group, Inc., as of and for the year ended December 31, 2015. Our understanding of the requirements of Regulation S-X, Rule 2-01 (17CFR210.2-01(c)(2)(ii) and 17CFR10.2-01(f)(3)(ii)) reveals that as a result of the hiring of this individual by Summit Financial Group, Inc., in the aforementioned capacity, our firm is no longer independent to perform the integrated audit of Summit Financial Group, Inc., as of and for the year ending December 31, 2016. Therefore, we regret to inform you that Arnett Carbis Toothman LLP must resign as the independent registered public accounting firm for Summit Financial Group, Inc.

Sincerely,

Charleston, West Virginia